UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2026

ALT5 SIGMA CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-19621	41-1454591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8548 Rozita Lee Avenue, Suite 305 Las Vegas, NV	89113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 997-5968

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (par value $0.001 per share)	ALTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 29, 2026, ALT5 Sigma Corporation (the “Company”) and its wholly-owned subsidiary, ALT5 Digital Holdings, Inc. (“ALT5 Digital” or the “Borrower”), entered into a Master Loan and Security Agreement (the “Loan Agreement”) with World Liberty Financial LLC (“WLFI” or the “Lender”). The Loan Agreement provides for collateralized loans to ALT5 Digital in the aggregate principal amount of $15 million.

Pursuant to the Loan Agreement, the loan will accrue interest at a rate of 4.50% per annum, payable annually in advance beginning on the applicable closing date. The principal amount and any accrued but unpaid interest under the loan is due on the maturity date, which is 24 months from the closing date of the initial loan under the Loan Agreement.

The Loan Agreement is a secured, non-recourse facility to the Borrower. As security for the obligations under the loan, the Borrower has granted the Lender a security interest in, and transferred legal title and custody of, $WLFI tokens owned by the Borrower (the “Collateral”).

The loan-to-value ratio is 65% of the pledged Collateral, which for a $15 million loan would consist of approximately $23 million in value of free-trading, unrestricted WLFI tokens. There are no origination, management, or prepayment fees, although the Borrower is responsible for the Lender’s expenses.

Events of default include, among others, failure to pay interest when due, failure to satisfy margin top-up requirements after a margin call, breaches of covenants or representations that remain uncured after notice and certain insolvency events. Following an event of default, the entirety of the Collateral for the loan will be forfeited to the Lender.

The Loan Agreement includes customary representations, warranties, covenants, risk disclosures relating to digital asset collateral, and other terms and conditions customary for transactions of this type, including provisions regarding public disclosure, successor and assignment rights, modification and waiver, notices, and interpretation. The Loan Agreement includes a right of final look if during the term of this Agreement, Borrower or the Company determines to pursue any financing with another party which involves pledging or using WLFI as collateral,

The Loan Agreement provides that, to the extent permitted by law, the Borrower will discuss proposed public disclosures with the Lender and will disclose all material terms through a Current Report on Form 8-K within four business days of the date of the Loan Agreement.

The governing law for the Loan Agreement and related documents (other than UCC matters) is the law of the State of Delaware, and disputes are subject to binding arbitration administered by the International Centre for Dispute Resolution seated in Miami, Florida.

On January 29, 2026, the Borrower drew down the entire $15 million under the Loan Agreement in one tranche and received net proceeds of approximately $14.2 million, after prepaying interest and reimbursing the Lender for fees. The intended use of proceeds is to pursue a stock buyback program as approved by the Company’s board, purchase $WLFI tokens, and general corporate purposes.

As previously disclosed, the Company owns approximately 7.3 billion $WLFI tokens and WLFI holds 1,000,000 of the Company’s Common stock and pre-funded and other warrants to acquire additional shares of Common Stock, subject to certain beneficial ownership limitations. Zachary Witkoff, Chairman of the Board of Directors of the Company (the “Board”) is the Chief Executive Officer and Co-Founder of WLFI, and Zachary Folkman, member of the Board, is the Co-Founder of WLFI.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached as exhibit 10.130 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company incorporates in this Item 2.03 all of the disclosure set forth in Item 1.01, above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.130	Master Loan and Security Agreement, dated January 29, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALT5 SIGMA CORPORATION

Date: February 2, 2026	By:	/s/ Tony Isaac
Tony Isaac
Acting Chief Executive Officer